Item 30   Exhibit (h) i. n.2i

AMENDMENT NO. 1 TO THE SERVICE AGREEMENT
BETWEEN MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
AND LORD ABBETT SERIES FUND, INC.

THIS AMENDMENT, made and entered into as of the 20th day of September, 2021, amends the Service Agreement entered into as of the 7th day of February, 2017 (the “Agreement”) by and between MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY, a life insurance company organized under the laws of the Commonwealth of Massachusetts (the “Insurance Company”) and LORD ABBETT SERIES FUND, INC., a Maryland corporation (the "Fund").

WHEREAS, the parties desire to amend the Agreement;

NOW THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree to amend the Agreement as follows:

1.
The parties wish to amend the Agreement to add C.M. Life Insurance Company, a Connecticut life insurance company, as a party. The parties agree to add C.M. Life Insurance Company to the Agreement with the same rights and obligations as Massachusetts Mutual Life Insurance Company thereunder.

2.	All references in the Agreement to “Insurance Company” shall be deemed to include C.M. Life Insurance Company.

IN WITNESS WHEREOF, the parties hereto have entered into this Agreement on this 20th day of September, 2021.

Massachusetts Mutual Life Insurance Company.

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Head of Institutional Insurance

C.M. Life Insurance Company

By:	/s/ Michael S. Dunn
Name:	Michael S. Dunn
Title:	Vice President

Lord Abbett Series Fund, Inc.

By:	/s/ Lawrence B. Stoller
Name:	Lawrence B. Stoller
Title:	Vice President and Secretary